Right Management Consultants, Inc. Announces Receipt of a Management Offer for All Outstanding Shares

PHILADELPHIA, PA--September 23, 2003--Right Management Consultants, Inc. (NYSE:RHT) today announced that it received a proposal from an investor group comprised of Richard J. Pinola, Chairman and Chief Executive Officer and certain senior executives of the Company together with an affiliate of Hellman & Friedman LLC, a private equity investment firm, to purchase all of the Company's outstanding common shares, other than those being retained by members of the management group, for a cash price of $17.00 per share.

The proposal is subject to reaching a definitive acquisition agreement, receipt of committed bank debt financing required for the acquisition, the approval of the Company's Board of Directors and shareholders and other customary conditions. The proposal contemplates that the transaction would close in early 2004. The proposal also contemplates a continuation of the Company as it is now conducted, with no discernable change for employees or clients.

The proposal resulted from a review by the Board of Directors of strategic alternatives available to the Company, including remaining as a stand-alone public company, a potential sale to a strategic buyer and a management/private equity acquisition. In connection with this review, the services of UBS Securities LLC were utilized. The Company's Board has formed a Special Committee of independent directors to review, negotiate and make recommendations to it as to the proposal and other strategic alternatives available to the Company, including an alternative acquisition proposal received from an unaffiliated party.

Right Management Consultants offers services to corporations of all sizes through a global network of more than 300 service locations and the Internet. The company is a worldwide leader in customized career transition solutions and also offers a wide range of organizational consulting services, including talent management, leadership development and organizational performance services. In combination, the two lines of business enable Right to help businesses manage the entire life cycle of their employees.

Hellman & Friedman LLC is a private equity investment firm headquartered in San Francisco. Since its founding in 1984, it has raised and managed over $5 billion of committed capital invested in over 40 companies worldwide. The Firm's strategy is to invest in superior business franchises in select industries, including media, financial services, marketing, information services and professional services industries.

Statements provided in this press release as to business plans and strategies and other such items are forward-looking statements. All forward-looking statements are speculative by their nature. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.

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CONTACT:
Charles J. Mallon, EVP & Chief Financial Officer
G. Lee Bohs, EVP, Corporate Development
Right Management Consultants, Inc.
215-988-1588